Exhibit 99.1

CARVANA ADOPTS TAX ASSET PRESERVATION PLAN DESIGNED TO PROTECT LONG-TERM SHAREHOLDER VALUE BY PRESERVING THE AVAILABILITY OF ITS NET OPERATING LOSSES

•	Preserving long-term shareholder value by adopting a Section 382 rights plan intended to protect potentially valuable tax assets

Phoenix, Arizona – January 17, 2023 – Carvana Co. (“Carvana”) (NYSE: CVNA) announced today that its Board of Directors adopted a shareholder rights plan designed to protect long-term shareholder value by preserving the availability of Carvana’s net operating loss carryforwards (“NOLs”) and other tax attributes under the Internal Revenue Code (“Tax Asset Preservation Plan”).

Carvana has significant U.S. federal NOLs that could be available to offset its future federal taxable income. Carvana’s ability to use these NOLs would be substantially limited if its “5-percent shareholders” (determined under Section 382 of the Internal Revenue Code (“IRC”)) increased their ownership of the value of such company’s stock by more than 50 percentage points over a rolling three-year period, which the IRC classifies for purposes of NOL availability as an “ownership change.” The Tax Asset Preservation Plan is intended to reduce the likelihood of such an IRC Section 382 “ownership change” at Carvana by deterring any person or group from acquiring beneficial ownership of 4.9% or more of Carvana’s outstanding Class A common stock. Carvana believes that the adoption of the Tax Asset Preservation Plan is in the best interest of the company, given the potential value that the significant NOLs represent.

The Tax Asset Preservation Plan is similar to those adopted by numerous other public companies with significant NOLs. The Tax Asset Preservation Plan is not designed to prevent any action that the Board determines to be in the best interest of Carvana, and will help to ensure that the Board of Directors remains in the best position to discharge its fiduciary duties.

Under the Tax Asset Preservation Plan, the rights will initially trade with Carvana’s Class A common stock and will generally become exercisable only if a person (or any persons acting as a group) acquires 4.9% or more of Carvana’s outstanding Class A common stock. If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of Class A common stock at a 50% discount or Carvana may exchange each right held by such holders for one share of Class A common stock. All holders of membership units in Carvana Group, LLC and shares of Carvana’s Class B common stock (other than any triggering person) will be treated equitably vis-à-vis the holders of the Class A common stock if the rights become exercisable. Under the Tax Asset Preservation Plan, any person which currently owns 4.9% or more of Carvana’s Class A common stock may continue to own its shares of Class A common stock but may not acquire any additional shares without triggering the Tax Asset Preservation Plan. Carvana’s Board of Directors has the discretion to exempt any person or group from the provisions of the Tax Asset Preservation Plan. Under the Tax Asset Preservation Plan, membership interests in Carvana Group, LLC and shares of Carvana’s Class B common stock are not treated as “Beneficially Owned” when determining whether a person owns 4.9% or more of Carvana’s Class A common stock. Therefore, the exchange of any membership interests into shares of Carvana’s Class A common stock would trigger the Tax Asset Preservation Plan to the extent the Class A common stock received upon exchange (i) increases the ownership of a 4.9% or greater holder of Carvana’s Class A common stock by even one additional share or (ii) increases the ownership of a holder of Carvana’s Class A common stock to 4.9% or greater of the outstanding shares of Carvana’s Class A common stock.

The Tax Asset Preservation Plan took effect on January 16, 2023 and is scheduled to continue in effect until January 15, 2026, unless terminated earlier in accordance with its terms.

Additional information about the Tax Asset Preservation Plan will be available on a Form 8-K to be filed by Carvana with the U.S. Securities and Exchange Commission.

About

Carvana (NYSE: CVNA) is the industry pioneer for buying and selling used vehicles online. As the fastest growing used automotive retailer in U.S. history, its proven, customer-first ecommerce model has positively impacted millions of people’s lives through more convenient, accessible and transparent experiences. Carvana.com allows someone to purchase a vehicle from the comfort of their home, completing the entire process online, benefiting from a 7-day money back guarantee, home delivery, nationwide inventory selection and more. Customers also have the option to sell or trade-in their vehicle across all Carvana locations, including its patented Car Vending Machines, in more than 300 U.S. markets. Carvana is one of the four fastest companies to make the Fortune 500 and for more information, please visit www.carvana.com and follow us @Carvana.

Carvana also encourages investors to visit its Investor Relations website as financial and other company information is posted.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, its NOLs and other tax attributes, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “design,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2021 and our Quarterly Report on Form 10-Q for the first quarter of 2022. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Contacts

Investor Relations:

Carvana

Mike Mckeever

investors@carvana.com

Media Contact:

Carvana

Kristin Thwaites

press@carvana.com